     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         BROOKS FIBER PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                         4813                        43-1656187
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
             OF                 CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
      INCORPORATION OR
        ORGANIZATION)

                            ------------------------

                      425 WOODS MILL ROAD SOUTH, SUITE 300
                         TOWN & COUNTRY, MISSOURI 63017
                                 (314) 878-1616
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                DAVID L. SOLOMON
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                      425 WOODS MILL ROAD SOUTH, SUITE 300
                         TOWN & COUNTRY, MISSOURI 63017
                                 (314) 878-1616
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                             JOHN P. DENNEEN, ESQ.
                                 BRYAN CAVE LLP
                         211 NORTH BROADWAY, SUITE 3600
                           ST. LOUIS, MISSOURI 63102
                                 (314) 259-2000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                          PROPOSED            PROPOSED
                                         AMOUNT            MAXIMUM            MAXIMUM            AMOUNT OF
      TITLE OF EACH CLASS OF              TO BE        OFFERING PRICE        AGGREGATE         REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED       PER SHARE(1)     OFFERING PRICE(1)          FEE
--------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
  share and associated Preferred
  Stock Purchase Rights............ 5,000,000 shares       $36.75           $183,750,000          $55,682
==============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c); the proposed maximum offering price is based on the average of the high and low prices of the Registrant's Common Stock on August 4, 1997.
                            ------------------------

     Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus herein is a combined Prospectus and also relates to Registration Statement No. 333-21223 previously filed with the Commission on Form S-4, and effective March 20, 1997, which registered an aggregate of 10,000,000 shares of which 4,813,774 remain unsold as of the date of this filing.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1997

                               15,000,000 SHARES

                         BROOKS FIBER PROPERTIES, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

BROOKS FIBER PROPERTIES LOGO ---------------------

     This Prospectus relates to shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Brooks Fiber Properties, Inc. (the "Company") that have been and may be offered and issued by the Company from time to time in connection with acquisitions by the Company of other businesses and properties. It is anticipated that shares of Common Stock issued in any such acquisition generally will be valued at a price reasonably related to the market value of the Common Stock at or around the time of agreement on the terms of an acquisition or delivery of the shares.

     This Prospectus also relates to offers and sales from time to time of shares of Common Stock issued by the Company in any such acquisition that may be reoffered to the public by persons who may be deemed to be underwriters thereof. Such shares may be sold directly by such persons in brokerage transactions or may be sold by underwriters for such persons. The Company will not receive any of the proceeds from the sale of any shares sold by selling stockholders (the "Selling Stockholders") or their underwriters.

     SEE "RISK FACTORS" ON PAGES 5 TO 9 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK.

      The Common Stock is listed on the Nasdaq National Market under the symbol "BFPT." On August 4, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $36.813 per share.

                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

             The date of this Prospectus is                , 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.D. 20549 and at the regional offices of the Commission located at Suite 1300, Seven World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission through its Electronic Data Gathering Analysis and Retrieval (EDGAR) System. Shares of the Company's Common Stock are listed on the Nasdaq National Market under the symbol "BFPT", and copies of the aforementioned materials may also be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed with the Commission by the Company under the Exchange Act, are incorporated herein by reference:

     (i) Annual Report on Form 10-K (as amended on Form 10-K/A, filed on March 31, 1997) for the fiscal year ended December 31, 1996;

     (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

     (iii) Current Reports on Form 8-K dated March 3, 1997, March 28, 1997, March 31, 1997, May 5, 1997, May 29, 1997, June 5, 1997 and June 20,
           1997; and

     (iv) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A, Amendment No. 2, dated April 30, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Prospectus is part and prior to the termination of the Offering made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE FROM DAVID L. SOLOMON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, BROOKS FIBER PROPERTIES, INC., 425 WOODS MILL ROAD SOUTH, SUITE 300, TOWN & COUNTRY, MISSOURI 63017, (314) 878-1616. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD ALLOW AT LEAST FIVE (5) BUSINESS DAYS FOR DELIVERY.

                                  THE COMPANY

     The Company is a leading full service provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier ("CLEC"), in selected markets within the United States. The Company acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers ("IXCs"), Internet Service Providers ("ISPs"), wireless carriers and business, government, institutional and other end users with an alternative to the incumbent local exchange companies ("ILECs") for a broad array of high quality voice, data, video transport and other telecommunications services.

     The Company specifically targets second and third tier markets (those with populations ranging from 250,000 to two million) with attractive demographic, economic, competitive and telecommunications demand characteristics, as well as selected first tier markets. The Company believes that there are attractive return opportunities for CLECs in second and third tier markets due to the combination of (i) continuing pro-competitive regulatory changes that have increased the addressable market for CLEC services and (ii) the competitive dynamics which, until 1994, focused CLEC network development primarily in larger markets.

     Industry sources have estimated that the 1995 aggregate revenues of all ILECs approximated $102 billion, of which approximately $89 billion was derived from switched services. Initially, CLECs were able to compete for only the non-switched special access/private line services portion of this market (which accounted for an estimated $8.6 billion of ILEC revenues in 1995). Accordingly, the development of competitive networks occurred initially in larger metropolitan areas that have proportionately greater revenue potential for this limited portion of the local exchange market. However, since February 1994, as a result of actions by the Federal Communications Commission (the "FCC") requiring ILECs to allow CLECs to connect their networks to the ILECs' networks (the "Interconnection Decisions"), CLECs have also been permitted to compete for the collocated special access and switched access transport/termination services portion of this market (which together accounted for an estimated $13.8 billion of ILEC revenues in 1995). This has enhanced the opportunities for the development of competitive networks in second and third tier cities, which constitute a significant portion of the local exchange market. In addition, most states have taken regulatory and legislative action to open their markets to local exchange competition. The Company expects that continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act of 1996, together with increasing customer demand, will create more opportunities to introduce additional services, expand the Company's networks and address a larger customer base. The Company also expects that access revenues from IXCs will increase as the IXCs move their access business away from the ILECs (which are seeking the regulatory approvals necessary to compete with the IXCs in providing long distance service) to competitive providers of local telecommunications services.

     The Company's networks are generally developed to access at least 70% to 80% of the identified business, government and institutional and user revenue base and the IXC facilities ("Points of Presence" or "POPs") and substantially all of the central officers of the ILECs within their markets. The Company's goal is to become the primary full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government, institutional and other end users in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs.

     The Company provides a variety of special access and private line, local dial tone and switched access termination and origination services to its IXC and end user customers. Retail business customers in markets served by the Company can acquire centrex and long-distance services direct from the Company. The Company also provides other enhanced services such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products. A subsidiary of the Company provides a full range of consulting, management, engineering and information system solutions for telephone, cable television and power companies, wireless providers and other telecommunication infrastructure owners and operators in the United States and elsewhere.

     The Company's principal executive offices are located at 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, and its telephone number is (314) 878-1616.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained or incorporated by reference in this Prospectus which are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only predictions; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to successfully market its services to current and new customers, access markets, identify, finance and complete suitable acquisitions, design fiber optic backbone routes, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as favorable regulatory, legislative and judicial developments.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its businesses before acquiring the shares of Common Stock offered hereby.

LIMITED HISTORY OF OPERATIONS; NEGATIVE CASH FLOW AND OPERATING LOSSES

     The Company was formed in November 1993. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in shares of Common Stock of the Company. Given the Company's limited operating history, there is no assurance that it will be able to generate sufficient cash flow to service its debt and to compete successfully in the telecommunications business.

     The development of the Company's businesses and the acquisition, installation and expansion of its networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Such capital expenditures are expected to increase as the Company decides to pursue opportunities created by the accelerated pace of regulatory changes designed to open local exchange markets to CLEC competition. These expenditures, together with the associated early service costs, result in negative cash flow and operating losses until an adequate revenue base may be established. There can be no assurance that an adequate revenue base will be established in each of the Company's systems. Certain of the expenditures are expensed as incurred, while certain other expenditures are capitalized. The Company will continue to incur expenditures in connection with the acquisition, development and expansion of its networks, services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to service its debt.

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS

     Expansion of the Company's existing networks and services, the acquisition and development of new networks and services and the funding of initial operating losses will require significant capital expenditures. The Company has deployed switches serving substantially all of the Company's operating networks. The Company is also adding capabilities to provide enhanced services such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products and plans to offer such services in all of its operating networks. The Company currently intends to fund the expansion of its networks and the deployment of switches in all of such networks with full capabilities for local dial tone and switched access termination and origination services, from the Company's existing cash balances and the net proceeds of additional financings to be obtained in the future and through joint ventures. The Company's growth and additional funds to support other strategic initiatives will require substantial additional capital. The Company will continue to evaluate additional revenue opportunities in each of its markets and, as attractive additional opportunities may develop, the Company plans to make additional capital investments in its networks that might be required to pursue such opportunities. The Company expects to meet such additional capital needs with additional borrowings under existing and future credit facilities, proceeds from the sale of additional equity securities and joint ventures and internally generated funds. There can be no assurance, however, that the Company will be successful in raising sufficient additional debt or equity capital on terms that it will consider acceptable or that the Company's operations will produce positive consolidated cash flow in sufficient amounts. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications services industry.

     The Company's expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not be significantly higher or lower.

HOLDING COMPANY STRUCTURE

     The Company is a holding company which derives substantially all of its revenues from its subsidiaries. As such, the Company is dependent to some extent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its cash obligations. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, the availability of sufficient surplus funds and restrictive covenants in debt agreements that may restrict the ability of certain subsidiaries to pay dividends to the Company. However, the Company does not believe that such restrictions will have a material impact on the Company's ability to meet its cash obligations.

RISKS ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY

     The expansion and development of the Company's operations will depend, among other things, on the Company's ability to assess markets, identify, finance and complete suitable acquisitions, design fiber optic network backbone routes, install cable and facilities, including switches, and obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. As a result, there can be no assurance that the Company will be able successfully to expand its existing networks or acquire or develop new networks in a timely manner in accordance with its strategic objectives.

     The Company expects to continue to enhance its systems in order to offer its customers switched access termination and origination services and local dial tone, centrex and desk top products, as well as other enhanced services in all of its systems as quickly as practicable and as permitted by applicable regulations. The Company believes its ability to offer, market and sell these products and services will be important to the Company's ability to meet its long term strategic growth objectives, but is dependent on continued favorable regulatory, legislative and judicial developments and the acceptance of such products and services by the Company's customers. No assurance can be given that such developments or acceptance will occur.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company expects that part of its future growth will come from acquisitions. The acquisition of additional systems and businesses will depend on the Company's ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance any such acquisitions. The Company will also be subject to competition for suitable acquisition candidates. Any acquisitions, if made, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. As a result, there can be no assurance that any such acquisitions will occur or that any such acquisitions, if made, would be made in a timely manner or on terms favorable to the Company or would be successfully integrated into the Company's operations.

COMPETITION

     In each of the cities served by the Company's networks, the services offered by the Company compete principally with the services offered by the ILEC serving that area. ILECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. While the FCC's Interconnection Decisions and the Telecommunications Act of 1996 provide increased business opportunities to CLECs such as the Company, they also provide the ILECs with increased pricing flexibility for their services and other regulatory relief, which could also have a material adverse effect on CLECs, including the Company. If the ILECs are allowed by regulators to lower their rates for their services, engage in substantial volume and term discount pricing practices for their customers, or seek to charge CLECs substantial fees for interconnection to the ILECs' networks, the income of CLECs, including the Company, could be materially adversely affected.

     ILECs can also adversely impact the pace by which CLECs can add new customers by prolonging the process of providing unbundled network elements, collocations, intercompany trunks, and operations support system (OSS) interfaces, which allow the electronic transfer between ILECs and CLECs of needed information about customer accounts, service orders and repairs. Although the Telecommunications Act of 1996 requires ILECs to provide the unbundled network elements, interconnections and OSS interfaces needed to allow the customers of CLECs and other new entrants to the local exchange market to obtain service comparable to that provided by the ILECs in terms of installation time, repair response time, billing and other administrative functions, in many cases the ILECs have not complied with the mandates of such Act.

     The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including other CLECs, IXCs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In January 1994, MCI Communications Corporation ("MCI") announced that its MCImetro unit would invest more than $2.0 billion in fiber optic rings and local switching equipment in major metropolitan markets in the United States to provide direct connection to its customers and to provide alternative local telephone services to other IXCs. The recently announced acquisition of MCI by British Telecommunications could increase the resources available to MCI for the above purposes. AT&T Corp. ("AT&T") and Sprint Corporation have also indicated their intention to offer local telecommunications services in certain U.S. markets, either directly or in conjunction with CLECs or cable operators, and WorldCom, Inc. and MFS Communications Company, a major CLEC, completed a merger on December 31, 1996 which has enabled WorldCom, Inc. to offer a "one-stop shopping" combination of long distance, local exchange and Internet access services. A continuing trend toward combinations and strategic alliances in the telecommunications industry, including potential consolidation among RBOCs, or among CLECs in second and third tier cities, or transactions between telephone companies and cable companies outside of the telephone company's service area, or between IXCs and CLECs, could give rise to significant new competitors.

     The Company believes that as a result of various legislative and regulatory initiatives, including the Telecommunications Act of 1996, the legal barriers to local exchange competition will be removed more quickly than had earlier been anticipated. The introduction of such competition, however, also means that ILECs may be authorized to provide long distance services under provisions of the Telecommunications Act of 1996 more quickly than had earlier been anticipated. When ILECs are permitted to provide such services, they will ultimately be in a position to offer single source service.

     The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

     Many of the Company's current and potential competitors have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company.

DEPENDENCE ON BUSINESS FROM IXCS

     Historically, a significant percentage of the Company's consolidated revenues were attributable to access services provided to IXCs, particularly services provided to MCI and AT&T. The loss of access revenues from IXCs in general or the loss of MCI or AT&T as customers could have a material adverse effect on the Company's business.

     In addition, the Company's growth strategy assumes increased revenues from IXCs following the deployment of switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

REGULATION

     The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the FCC has determined that non-dominant carriers, such as the Company and its subsidiaries, are required to file interstate tariffs on an ongoing basis. The Company's subsidiaries that provide intrastate services are also generally subject to certification and tariff filing requirements by state regulators. Challenges to these tariffs by third parties could cause the Company to incur substantial legal and administrative expenses. Although the trend in federal and state regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In particular, the Company's ability to compete in the segments of the local exchange market recently opened to CLEC competition depends upon continued favorable pro-competitive regulatory changes and may be adversely affected by the greater pricing flexibility and other regulatory relief granted to ILECs under the Telecommunications Act of 1996. A court decision invalidating recent FCC access pricing and "pick and choose" rules may slow the pace of open competition initiatives and result in individual states having a more prominent role in the opening of local exchange markets to competition. However, the Company believes that the decision will not have any material adverse effect on the Company because the Company has in effect or expects to have in effect interconnection agreements with the ILECs for all of its operating networks.

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

     In order to acquire and develop its networks, the Company must obtain and maintain local franchises and other permits, as well as rights to utilize underground conduit and pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance providers, state highway authorities, local governments and transit authorities. The Telecommunications Act of 1996 requires that local governmental authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its business plan on acceptable terms. Although the Company does not believe that any of the existing arrangements will be cancelled, or will not be renewed, as needed, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in the affected city. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under construction, may affect the Company's ability to develop that network.

RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially adversely affect the continued use of optical fiber telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's businesses are managed by a relatively small number of senior management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel.

NO DIVIDENDS

     The Company does not anticipate paying dividends on the Common Stock for the foreseeable future, and the ability of the Company to pay dividends on the Common Stock is restricted by certain debt covenants. The Company anticipates that it will reinvest its earnings, if any, in the Company's businesses.

AUTHORIZED BUT UNISSUED STOCK; ANTI-TAKEOVER PROVISIONS

     At June 30, 1997, the Company's Board of Directors had the authority to issue approximately 104.1 million additional shares of Common Stock which had not been reserved for future issuance pursuant to employee benefit plans and outstanding warrants and 990,012 shares of undesignated preferred stock, including authority to determine the price, rights, preferences and privileges of those preferred shares without any further vote or action by the stockholders. The issuance of such shares, while potentially providing desirable flexibility in connection with possible future acquisitions, equity financings and other corporate purposes, might have a dilutive effect on earnings per share and on the equity ownership of holders of the Company's Common Stock and could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company has adopted a Stockholders Protection Rights Plan, and is subject to the anti-takeover provisions of Section 203 of the General Corporation Law of the State of Delaware which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Furthermore, the Company's Second Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes with the directors serving staggered three-year terms. Moreover, most of the Company's existing indebtedness and employee stock plans are subject to acceleration in the event of a change-in-control of the Company. Such agreements and provisions could have the effect of delaying, deferring or preventing a change-in-control of the Company by increasing the aggregate cost to potential investors of an acquisition of the Company.

                 PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

     The Company continually evaluates possible acquisitions of additional telecommunications systems and businesses. From time to time, the Company may enter into binding or nonbinding letters of intent, or definitive agreements, to acquire particular businesses or properties. The shares of Common Stock covered by this Prospectus (and other securities convertible into, or exercisable for, such shares of Common Stock) may be offered and issued in connection with such acquisitions. The consideration offered by the Company in such acquisitions, in addition to the shares of Common Stock covered by this Prospectus, may include cash, debt or other securities (which may be convertible into, or exercisable for, shares of Common Stock of the Company covered by this Prospectus), and assumption by the Company of liabilities of the businesses acquired. The

Company has not received and does not expect to receive any cash proceeds (other than working capital of acquired businesses) in connection with any such issuances of Common Stock.

     It is contemplated that the terms of acquisitions will be determined by negotiations between the Company and the owners or controlling persons of the businesses and properties to be acquired, with the Company taking into account the past and potential earning power and growth of the businesses or properties acquired and other relevant factors, and it is anticipated that shares of Common Stock covered by this Prospectus (and other securities convertible into, or exercisable for, such shares of Common Stock) will generally be valued at prices reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares or other securities. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

     Selling Stockholders may sell the shares of Common Stock being offered hereby from time to time in transactions on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Such shares may be sold by Selling Stockholders directly in brokerage transactions or in transactions involving broker-dealers, who may act solely as agents or may acquire shares of Common Stock as principals, and may be deemed to be underwriters within the meaning of the Securities Act. Broker-dealers participating in such transactions may receive discounts or commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares of Common Stock, from such purchaser). Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares of Common Stock at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for Selling Stockholders, to purchase as principal any unsold shares of Common Stock at that price. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell such shares of Common Stock from time to time in transactions (which may involve sales to or through other broker-dealers) on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions in connection with the purchase of such shares of Common Stock. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares of Common Stock as principal, any profits received on the resale of such shares of Common Stock, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company will receive none of the proceeds from any such sales.

                            VALIDITY OF COMMON STOCK

     The validity of the Common Stock offered hereby will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri. John P. Denneen, Esq., a member of Bryan Cave LLP, is Secretary of the Company and its subsidiaries. Mr. Denneen and two other members of Bryan Cave LLP own an aggregate of 49,426 shares of Common Stock of the Company, and one of such members owns an option to purchase 22,220 shares of Common Stock at $11.35 per share.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report incorporated by reference herein.

     The consolidated financial statements of Metro Access Networks, Inc. as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick, LLP, independent certified public accountants, as stated in their report incorporated by reference herein.

======================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................    2
Incorporation of Certain Documents by
  Reference................................    2
The Company................................    3
Information Regarding Forward Looking
  Statements...............................    4
Risk Factors...............................    5
Plan of Distribution and Selling
  Stockholders.............................    9
Validity of Common Stock...................   10
Independent Auditors.......................   10

======================================================
======================================================

                                  BROOKS FIBER
                                PROPERTIES, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                    ---------------------------------------

                         [BROOKS FIBER PROPERTIES LOGO]
                    ---------------------------------------
======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following is a summary of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL").

     Subject to restrictions contained in the statute, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A person who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute shall be indemnified, and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the stockholders of the corporation. Expenses incurred in defense may be paid in advance upon receipt by the corporation of written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

     The Second Restated Certificate of Incorporation and By-Laws of the Company provide for indemnification of directors and officers of the Company to the maximum extent permitted by the DGCL.

     The directors and officers of the Company are insured under a policy of directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See Index to Exhibits.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any other material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

          (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every Prospectus (i) that is filed pursuant to paragraph (5) immediately preceding or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective, provided this undertaking does not apply if the information required to be included in a post-effective amendment by this undertaking is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement.

          (9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed by the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri, on August 6, 1997.

                                          BROOKS FIBER PROPERTIES, INC.

                                          By:           JAMES C. ALLEN

                                            ------------------------------------
                                            James C. Allen
                                            Vice Chairman and Chief Executive
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Allen and David L. Solomon, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any other documents and instruments incidental thereto, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents and/or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 6, 1997.

                 SIGNATURE                                            TITLE
                 ---------                                            -----

              ROBERT A. BROOKS                     Director (Chairman of the Board)
--------------------------------------------
              Robert A. Brooks

               JAMES C. ALLEN                      Vice Chairman, Chief Executive Officer
--------------------------------------------       and Director (Principal Executive Officer)
               James C. Allen

               D. CRAIG YOUNG                      President and Director
--------------------------------------------       (Chief Operating Officer)
               D. Craig Young

              DAVID L. SOLOMON                     Executive Vice President and
--------------------------------------------       Chief Financial Officer
              David L. Solomon                     (Principal Financial and Accounting Officer)

              ROBERT F. BENBOW                     Director
--------------------------------------------
              Robert F. Benbow

             WILLIAM J. BRESNAN                    Director
--------------------------------------------
             William J. Bresnan

                                                   Director
--------------------------------------------
               W. Bruce Hanks

             JONATHAN M. NELSON                    Director
--------------------------------------------
             Jonathan M. Nelson


                 SIGNATURE                                            TITLE
                 ---------                                            -----
             GLEN F. POST, III                     Director
--------------------------------------------
             Glen F. Post, III

         G. JACKSON TANKERSLEY, JR.                Director
--------------------------------------------
         G. Jackson Tankersley, Jr.

                                                   Director
--------------------------------------------
            Ronald H. Vander Pol

            CAROL DEB. WHITAKER                    Director
--------------------------------------------
            Carol deB. Whitaker

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------

  2.1 Agreement and Plan of Merger dated December 19, 1995 between the Company and Brooks Telecommunications Corporation
           (incorporated by reference to Exhibit 2.1 to the Company's
           Registration Statement on Form S-1 (File No. 333-1924) filed with the Commission on March 4, 1996 (the "IPO Form S-1"))
  2.2 Agreement and Plan of Merger dated January 17, 1996 between the Company, Brooks Fiber Communications of Michigan, Inc.,
           City Signal, Inc. and Ronald H. Vander Pol (incorporated by reference to Exhibit 2.2 to the IPO Form S-1)
  2.3 Agreement and Plan of Merger dated as of April 1, 1997 between the Company, Brooks Fiber Communications of Texas,
           Inc., Century Telephone Enterprise, Inc. and Metro Access
           Networks, Inc., (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated May 5, 1997)
  4.1      Second Restated Certificate of Incorporation of the Company
           (incorporated by reference to Exhibit 3.1 to the Company's
           Registration Statement on Form S-4 (File No. 333-29427) filed with the Commission on June 17, 1997 (the "June Form
           S-4")
  4.2      By-laws of the Company, as amended on April 29, 1997
           (incorporated by reference to Exhibit 3.6 to the June Form
           S-4)
  4.3 Rights Agreement dated February 29, 1996 between the Company and The Boatmen's Trust Company, as Rights Agent
           (incorporated by reference to Exhibit 4.2 to the IPO Form
           S-1)
  4.4      Amended and Restated Stockholders Agreement dated as of June
           15, 1995 (incorporated by reference to Exhibit 4.3 to the IPO Form S-1)
  4.5 Amended and Restated Registration Rights Agreement dated as of June 15, 1995 (incorporated by reference to Exhibit 4.4 to the IPO Form S-1)
  5.1 Opinion of Bryan Cave LLP regarding the validity of the Common Stock
 23.1      Consent of Bryan Cave LLP (included in Exhibit 5.1)
 23.2      Consent of KPMG Peat Marwick LLP
 24.1      Power of Attorney (included on signature page)